SCHEDULE 14A INFORMATION
                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

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           Rule 14a-6(e)(2))
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     [ ]   Soliciting Material Under Rule 14a-12


                       LONE STAR STEAKHOUSE & SALOON, INC.
                (Name of Registrant as Specified in its Charter)

                                 GUY W. ADAMS

     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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     3)     Filing Party: Guy W. Adams
     4)     Date Filed: June 28, 2001



AS ORDERED BY THE COURT, I AM MAKING THE FOLLOWING CORRECTIVE STATEMENT:


Dear Fellow Shareholders,

As you may be aware, Lone Star sought a preliminary injunction in connection with its lawsuit against me, Lone Star Steakhouse & Saloon, Inc., Case No. 01-1112-JTM (District Court of Kansas, Wichita.) The court found that my April 9 Proposed Letter to shareholders contained some inaccuracies. The court further found that while my later proxy statements corrected the errors, I did not explicitly call attention to my errors. I hereby correct the record as follows:

On April 9, 2001, I filed proxy materials with the Securities and Exchange Commission ("the April 9 proxy materials.") In that filing, I stated" "To date, the holders of over 13% of the shares outstanding have advised me that they intend to vote for me and against Mr. Coulter." I further stated that I had oral commitments from "a number of... individual stockholders."

These statements are incorrect. At the time the statements were made, I had approximately 12.65% support. I subsequently learned that one of the large shareholders to which I was referring sold off some of its stock which downwardly affected the percentage estimate of oral support that I gave in that statement. Additionally, I did not have support from a "number of individual stockholders."

My April 9 proxy materials also described my understanding of certain "Golden Parachute" Change of Control Contracts ("the Golden Parachute Contracts") which Lone Star had entered into with seven senior executives, and which were disclosed to stockholders on March 26, 2001, in its Annual Report SEC Form 10K (the "Lone Star Annual Report.")

MY READING OF THOSE CONTRACTS WAS INCORRECT AS FOLLOWS:

I read the Golden Parachute Contract that had been granted to Mr. Coulter, and assumed - in error - that the same basic contract had been given to each of the seven senior executives. I have subsequently learned that the contracts are different.

Although the court found that I corrected my misunderstanding of the Golden Parachute Contracts in my subsequent proxy filings, it had directed me to specify with greater particularity those portions of my April 9 proxy materials that were incorrect.

In my April 9 proxy materials, I stated that "Management's rights" under these Golden Parachute Contracts would be triggered by a change in control in Lone Star's management. I was incorrect. I should have said, "Mr. Coulter's right" rather than "Management's rights" because only Mr. Coulter is entitled to receive such benefits solely on that basis. This error was corrected in the proxy materials actually sent to stockholders on June 18, 2001. However, as that letter did not specifically acknowledge that the statement in my April 9 letter was incorrect, the court has directed me that I make specific disclosure on this point.

In my April 9 proxy materials, I also incorrectly stated that Chairman Coulter's Golden Parachute Contract provided for a "five-year" term in which Chairman Coulter could select between new options and cash. It is actually a "five-day" term. This was an error on my part.

Finally, In my April 9 proxy materials, I stated that the Golden Parachutes did not contain an offset for the exercise price of options, thereby significantly increasing the potential financial liability which would be incurred in the event they were exercised. That characterization is incorrect. Lone Star has provided for a set-off in the exercise price of the options referred to in the Golden Parachute Contracts and, accordingly, my estimate of the financial impact as stated in my April 9 proxy materials is incorrect.

In my April 9 proxy materials, I stated that without such a set-off, the aggregate financial impact of a triggering of all of the golden Parachute Contracts would have been "over $65,000,000 [at the price at which Lone Star common Stock was then trading] [and if trading at a price of] $13 per share it [would] cost the company over $85,000,000." My estimates of Lone Star's potential tax liability were similarly overstated. With the off-set included as provided by the contracts, the financial impact of the Golden Parachute Contracts is significantly less than my April 9 estimates.


/s/ Guy W. Adams